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                                                                    EXHIBIT 23.1





              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated January 27, 1997, accompanying the consolidated financial statements of Computer Horizons Corp. appearing in the 1996 Annual Report of the Company to its shareholders incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1996, and our report dated January 27, 1997, accompanying the financial statement schedule included in that Form 10-K, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


 /s/ GRANT THORTON LLP
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  GRANT THORNTON LLP



Parsippany, New Jersey
September 22, 1997